ROSS MILLER Secretary of State SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings	STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE	Commercial Recordings Division 202 N. Carson Street Carson City, NV 89701-4069 Telephone (775) 684-5708 Fax (775) 684-7138

DIANE D DALMY	Job:C20140919-0262
EPCYLON TECHNOLOGIES, INC.	September 19, 2014

NV

Special Handling Instructions:
09-19-14 FSC/DESIGNATION/EXP/EMAIL/ALF

Charges
Description	Document Number	Filing Date/Time	Qty	Price	Amount
Designation	20140674735-69	9/19/2014 8:00:40 AM	1	$175.00	$175.00
24 Hour Expedite	20140674735-69	9/19/2014 8:00:40 AM	1	$125.00	$125.00
Total					$300.00

Payments
Type	Description	Amount
Credit	065019|14091940797738	$300.00
Total		$300.00
		Credit Balance: $0.00

Job Contents:
File Stamped Copy(s):	1

DIANE D DALMY
EPCYLON TECHNOLOGIES, INC.

NV

From: 3039886954 Page: 4/6 Received by: NV Secretary of State Date: 9/18/2014 8:32:32 PM

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20140674735-69
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/19/2014 8:00 AM
	Entity Number E0214492009-8

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Epcylon Technologies Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Exhibit A attached hereto reflects the creation and establishment of the rights and preferences for 5,000,000 shares of Series B preferred stock, par value $0.001 per share.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

This Certificate of Designation is filed with the Nevada Secretary of State on September 17, 2014 regarding creation and establishment of Series B preferred stock and its respective rights, preferences and limitations.

WHEREAS Epcylon Technologies Inc., a Nevada corporation (the "Corporation") entered into two loan agreements pursuant to which the Corporation’s CEO, Peter George loaned the Corporation $1,000,000 at an interest rate of 5% per annum;

WHEREAS, the Board deems it to be in the best interest of the Corporation and its shareholders to convert the debt owed pursuant to the loan agreements into Series B Preferred Stock;

THEREFORE, BE IT RESOLVED that pursuant to the provisions of the certificate of Incorporation and the bylaws of the Corporation and applicable law, a series of Preferred Stock, par value of $0.001 per share, of the Corporation be and hereby is designated having the number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, as follows:

1.              DESIGNATION. This class of stock of this Corporation shall be named and designated “Series B Preferred Stock”. It shall have 5,000,000 shares authorized at $0.001 par value per share.

2.              DIVIDENDS. The holders of Series B Preferred Stock shall be entitled to receive dividends only when, as and if declared by the Board of Directors, in its sole discretion.

3.              LIQUIDATION, DISSOLUTION OR WINDING UP RIGHTS; CERTAIN MERGERS, CONSOLIDATIONS AND ASSET SALES.

(a)            Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after any distribution or payment shall be made to the holders of any stock ranking senior to the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to the subscription price (the "Series B Liquidation Amount"). After the payment of the full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation’s Common Stock. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this subsection (a), the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c)            Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer or other disposition shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.

5.              CONVERSION

(a)            The holder of the Series B Preferred Stock shall at their option convert the shares of Series B Preferred Stock into shares of common stock on a one preferred share for one common share basis.

(b)            Promptly upon conversion, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of common stock issuable to the holder pursuant to the holder’s conversion of Series B Preferred Shares in accordance with the provisions of this Section. The common stock shall be issued in the same name as the person who is the holder of the Series B Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of common stock are so registered shall be treated as a holder of shares of common stock of the Corporation on the date the common stock certificate(s) are so issued.

All shares of common stock delivered upon conversion of the Series B Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the conversion date, such converted Series B Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c)            Shares of Series B Preferred Stock will not be affected by reverse splits of the Corporation’s common stock, and therefore in the case of a reverse split, are convertible to the number of common shares after the reverse split as would have been equal to the conversion rate established prior to the reverse split.

6.              REDEMPTION. The Corporation may; by providing a five-day notice to the holder of the Series B Preferred Shares redeem such Series B Preferred Shares at a redemption price of equal of the subscription price. In the event of receipt of the Notice of Redemption by the holder of the Series B Preferred Shares, the holder shall have five business days from date of receipt to convert into shares of common stock in accordance with Section 5 above irrespective of Section 5(a).

7.              VOTING RIGHTS. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to one common share. No further designations of preferred shares junior to the Series B Preferred Stock shall have voting rights equal to or higher than the Series B Preferred Stock without the two-third’s consent of all shares of Series B Preferred Stock issued and outstanding.

IN WITNESS WHEREOF, Epcylon Technologies Inc. has caused this Certificate of Designation of Series B Preferred Stock to be signed by Peter George, its CEO, this 17th day of September, 2014.

EPCYLON TECHNOLOGIES INC.

By: /s/ Peter George